UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2017 (July 28, 2017)

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33124	20-1380758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259 Prospect Plains Road, Cranbury, New Jersey		08512
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 609-495-2495

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2017, Innophos Holdings, Inc. (the “Company”), Thor Merger Sub, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of the Company, GenNx Novel Holding, Inc. (“Novel”) and GenNx Novel Representative, LLC, as the shareholders’ representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge (the “Merger”) with and into Novel, with Novel continuing as the surviving corporation and an indirect wholly owned subsidiary of the Company.

At the closing of the Merger, the Company will pay holders of Novel’s common stock and options aggregate consideration of $125 million in cash, subject to adjustment based upon debt, working capital and Novel’s transaction expenses. At the closing of the Merger, a portion of the purchase price will be placed into escrow and released in accordance with the terms of the Merger Agreement and related transaction documents.

The Merger Agreement contains representations and warranties, as well as covenants and agreements, by each party, including, among other things, covenants (i) with respect to the conduct of the business of Novel during the period between the signing of the Merger Agreement and the closing of the Merger and (ii) regarding each party’s obligation to use reasonable best efforts to obtain governmental approvals and to take other actions necessary to consummate the Merger.

The Merger Agreement may be terminated by either party if the Merger has not been consummated by September 26, 2017; however if the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements (“HSR Act”) has not occurred by such date, either party may extend the termination date to October 26, 2017.

Closing of the Merger is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the HSR Act. The Company anticipates that the Merger will close during the third quarter of 2017 and expects to finance the Merger with cash on hand and borrowings under the Company’s credit facility. There can be no assurance that all of the conditions to closing the Merger will be satisfied, or that the Merger will be consummated.

The above summary of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On August 1, 2017, the Company issued a press release disclosing the Merger Agreement discussed in Item 1.01 above and that the Company will be hosting a live conference call to discuss the Merger Agreement. The text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in response to this item.

On August 1, 2017, the Company made available on the “Investor Relations” section of its website an investor presentation that includes certain disclosures with respect to the Merger Agreement discussed in Item 1.01 above. A copy of those disclosures are furnished as Exhibit 99.2 to this Current Report on Form 8-K and are incorporated by reference in response to this item.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed (Exhibit 10.1) or furnished (Exhibits 99.1 and 99.2) with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of July 28, 2017, by and among Innophos, Holdings Inc., Thor Merger Sub, Inc., GenNx Novel Holding, Inc. and GenNx Novel Representative, LLC, as the shareholders’ representative

99.1	Press Release, dated August 1, 2017

99.2	Investor Presentation, dated August 1, 2017

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

August 1, 2017	By:	/s/ Joshua Horenstein
	Name:	Joshua Horenstein
	Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of July 28, 2017, by and among Innophos, Holdings Inc., Thor Merger Sub, Inc., GenNx Novel Holding, Inc. and GenNx Novel Representative, LLC, as the shareholders’ representative

99.1	Press Release, dated August 1, 2017

99.2	Investor Presentation, dated August 1, 2017